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                                 EXHIBIT 21.1

                             C-ATS SOFTWARE INC.
                            LIST OF SUBSIDIARIES


C-ATS Software UK Ltd.
Roman House
Wood Street
London, EC2Y SBA UK

C-ATS Software AG
10 Route de L'Englise
CH-1291 Commungny, Switzerland

C-ATS Software Japan K.K.
NTF Takebashi Bldg., 8th Floor
3-15 Kanda-Nishikicho
Chlyode-ku, Tokyo 101 Japan

C-ATS Sub, Inc.
1825 Century Park East
Suite 2120
Los Angeles, CA  90067